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                                                                    EXHIBIT 10.4


                                JACOBSON PARTNERS
                          595 Madison Avenue, Suite 100
                            New York, New York 10022


July 6, 2000


Childtime Learning Centers, Inc.
38345 W. Ten Mile Road, Suite 100
Farmington Hills, Michigan  48335


Re:   Management and Financial Consulting Services

Gentlemen:

This letter outlines the understanding between Jacobson Partners ("JP") and Childtime Learning Centers, Inc., a Michigan corporation (the "Company") of the objective, tasks, work product and fees for the engagement of JP to provide management and financial consulting services to the Company.

OBJECTIVE

To provide the Company and its Board of Directors with assistance, as financial advisor and management consultant, with full authority to work to maximize the value of the Company for the benefit of its shareholders.

TASKS

The tasks that JP will undertake will include, but are not limited to, the following activities:

- Participate in meetings with the Board of Directors in order to provide insight into, as well as contribute to, various aspects of the Company's operations.

- Exercise executive authority in running the affairs of the Company and provide direction to, and work with, the Company's president and other senior officers in connection with the management and operation of the Company, including approval of all senior executive appointments and dismissals.

- Assist in identifying opportunities to improve the Company's business and operations and assist in


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     implementing changes.

- Perform such other tasks which the Company and its Board of Directors may request and which are mutually agreed upon.

In connection with the performance of its tasks and duties under this agreement, JP will report directly to the Company's Board of Directors.

STAFFING

Benjamin R. Jacobson will be the principal responsible for the overall engagement. He will be assisted by a staff of consultants at various levels, all of whom have a wide range of skills and abilities related to this type of assignment. If JP concludes that an independent contractor is appropriate to the assignment, JP will obtain the Board's consent (or such other individual or committee as may be designated by the Board) before doing so; it is agreed, however, that such consent will not be unreasonably withheld.

TIMING, FEES AND EXPENSES

JP will commence this engagement immediately upon receipt of a signed engagement letter. This engagement will remain in effect unless terminated in the manner set forth below under "Termination and Survival."

FEES. In the performance of services under this agreement, JP will be paid a fee of $250,000 per year, payable in advance in quarterly installments, with the first such installment due on the date of this agreement.

OUT-OF-POCKET CASH EXPENSES. In addition to the fees set forth above, the Company will pay directly or reimburse JP, upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage, telephone and facsimile charges.

EQUITY

As additional consideration to JP's agreement to provide the services contemplated under this engagement and to provide incentive with regard to such performance, the Company will, subject to shareholder approval, give JP (or its affiliates) the option to acquire from the Company (a) within 21 days after the date shareholder approval is obtained, up to 294,117 shares of the Company's common stock at an option exercise price of $8.50 per share (the "Initial Option Price"), and (b) at any time after the date shareholder approval is obtained during the two-year period commencing on the date of this agreement, up to 263,158 shares of the Company's common stock at an option exercise price of $9.50 per share (the "Second Option Price"). The Initial Option Price represents a per share price equal to approximately 120% of the average of the closing sale prices for the Company's common stock on the NASDAQ National Market System for the 30-day period ending on June 21, 2000. The Second Option Price represents a per share price equal to approximately 133% of such 30-day average



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closing sale price. To exercise either option, JP will provide the Company with written notice of such option exercise within the applicable time period, together with the aggregate option exercise price equal to the number of shares then being acquired multiplied by the Initial Option Price or the Second Option Price, as the case may be.

It is further acknowledged that JP may acquire additional shares of the Company's common stock in the open market or in private transactions, subject to all applicable securities law rules and regulations; provided that, during the two-year period commencing on the date of this agreement, JP agrees that it (and its affiliates) will not acquire any such shares, in one or more transactions,
(i) having an aggregate purchase price in excess of $2,500,000 or (ii) at the same time the Company is engaging in a share repurchase program.

With regard to shares of the Company's common stock which JP (or its affiliates) may acquire during the two-year period commencing on the date of this agreement, whether pursuant to the exercise of the foregoing options or pursuant to purchases of the type described in the immediately preceding paragraph, JP will be given the same registration rights, subject to the same terms and conditions, as were granted to Childcare Associates and KD Partners II (the "KD Holders") pursuant to Article IV of the Shareholders Agreement dated as of July 9, 1990, as amended, among KD Acquisition Corporation, the KD Holders and GCC Partners, Ltd., except: (i) with respect to its right to request registration under
Section 4.1 thereof, (a) JP will have only one such right to request registration of its shares (other than with respect to a "piggy-back registration" request), (b) such right may only be exercised if both purchase options granted above have been exercised in full, and (c) such demand must cover at least 25% of the shares of Childtime common stock then owned by JP; and
(ii) all registration rights granted to JP under this agreement will terminate upon the seventh anniversary of the date of this agreement. A copy of Article IV of the Shareholders Agreement and related sections are attached as Schedule A to this agreement.

RELATIONSHIP OF THE PARTIES

The parties intend that an independent contractor relationship will be created by this agreement. JP is not to be considered an employee or agent of the Company and the employees of JP are not entitled to any of the benefits that the Company provides for the Company's employees.

The Company acknowledges that it is hiring JP to assist and advise the Company in business planning and management. JP's engagement will not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA or other such state or national professional bodies.

The engagement of JP under this letter agreement will have no impact on the status of Benjamin Jacobson as a director of the Company (or any remuneration provided to Mr. Jacobson as director). It is understood and agreed that the acts of Mr. Jacobson pursuant to this agreement are not acts by him in his capacity as director.


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CONFIDENTIALITY

JP agrees to keep confidential all information obtained from the Company. JP agrees that neither it nor its directors, officers, partners, employees, agents or attorneys will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature ("Information") which it obtains or is given access to during the performance of the services provided hereunder. JP may make reasonable disclosures of Information to third parties in connection with its performance of its obligations and assignments hereunder. In addition, JP will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

Notwithstanding the foregoing, neither confidential treatment nor the restrictions set forth in the preceding paragraphs of this section on "Confidentiality" will apply to: (a) information which is or becomes generally available to the public; (b) information already received on a non-confidential basis by JP prior to the date hereof; (c) information received in the future from a third party on a non-confidential basis; provided that such third party was not induced by JP to disclose such information in violation of any applicable confidentiality agreement or covenant with respect to such information inuring to the benefit of the Company; (d) information independently developed by an employee or agent of JP not having access to the Company's proprietary information; (e) information released from its confidential status by prior written consent of the Company; or (f) information required to be disclosed pursuant to any subpoena or other legal process or applicable law; provided that in the event that JP (or any of its directors, officers, partners, employees, agents or attorneys) receives a subpoena or other validly issued administrative or judicial process requesting Information, JP will provide the Company with (a) prompt written notice of such request so that the Company may seek an appropriate protective order or other remedy and (b) reasonable cooperation to assist the Company for such purpose. In the event that a protective order or other remedy is not obtained, JP agrees to furnish only that portion of the Information which counsel advises that it is legally required to furnish and will exercise reasonable efforts to obtain reliable assurances that confidential treatment is afforded to the Information that is disclosed.

The Company acknowledges that all advice (written or oral) given by JP to the Company in connection with JP's engagement is intended solely for the benefit and use of the Company (limited to its management and employees) in considering the transactions to which it relates. This agreement will survive the termination of the engagement.

INDEMNIFICATION

In consideration of JP's agreement to act on behalf of the Company in connection with this

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engagement, the Company agrees to indemnify, hold harmless, and defend JP
(including its directors, officers, partners, employees and agents) from and against all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, relating to or arising out of the engagement, including any legal proceeding in which JP may be required or agree to participate but in which JP is not a party. In connection with any of the matters to which this "Indemnification" Section relates, JP agrees that the Company would have the right to control the defense of any such matter and neither JP, nor its directors, officers, principals, employees or agents, will settle any claim without the Company's prior written consent. This indemnification obligation does not apply to gross negligence, intentional misconduct or bad faith.

TERMINATION AND SURVIVAL

This agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination JP will be entitled to any fees and expenses due under the provisions of this agreement. It is further understood and agreed that unless a party acts in bad faith or has not remained current with its obligations under this agreement, the other party will not terminate the engagement without providing at least six months' prior written notice.

The obligations of the parties under the "Equity," "Confidentiality," "Indemnification" and "Termination and Survival" sections of this agreement will survive the termination of the agreement as well as any other section of this agreement which expressly provides that it will survive termination of this agreement.

MISCELLANEOUS

GOVERNING LAW. This letter agreement is governed by and construed in accordance with the laws of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

SEVERABILITY. If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

ENTIRE AGREEMENT. All of the above contains the entire understanding of the parties relating to the services to be rendered by JP for the benefit of the Company and may not be amended or modified in any respect except in writing signed by the parties. JP will not be responsible for performing any services not specifically described in this letter or in a subsequent writing signed by the parties.

NOTICES. All notices required or permitted to be delivered under this letter agreement will be sent, if to us, to the address set forth at the head of this letter, to the attention of Mr. Benjamin R. Jacobson, and if to you, to the address for you set forth above, to the attention of the President, or to such other name or address as may be given in writing to the other party. All



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notices under the agreement will be sufficient if delivered by facsimile or overnight mail. Any notice will be deemed to be given only upon actual receipt.

If these terms meet with your approval, please sign and return the enclosed copy of this letter.


Sincerely yours,

JACOBSON PARTNERS



By:/s/Benjamin R. Jacobson
   ---------------------------------
      Benjamin R. Jacobson, Managing
      General Partner



Acknowledged and Agreed to:
CHILDTIME LEARNING CENTERS, INC.


By:/s/ Harold A. Lewis
   ------------------------
      Harold A. Lewis, President and
      Chief Executive Officer